UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 27, 2012

Date of Report (date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

The Landmark @ One Market, Suite 300

San Francisco CA 94105

(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 27, 2012, the Compensation Committee of the Board of Directors of salesforce.com, inc. (the “Company”) approved changes to the compensation packages of Mr. Marc Benioff, our principal executive officer; Mr. Graham Smith, our principal financial officer; and the following named executive officers: Messrs. Parker Harris, George Hu, Burke Norton and Frank van Veenendaal (collectively, the “Named Executive Officers”). The table below sets forth the annual base salary and annual target bonus for the respective Named Executive Officer and will be effective on February 1, 2013. The bonus amounts will be determined based upon achievement of a mix of Company and individual performance objectives pursuant to the Company’s Kokua Bonus Plan. The Company’s Fiscal Year 2014 will be from February 1, 2013 to January 31, 2014.

Name	Annual Base Salary for Fiscal Year 2014	Annual Target Bonus for Fiscal Year 2014
Marc Benioff	$1,200,000	$1,800,000
Graham Smith	$600,000	$600,000
Parker Harris	$625,000	$625,000
George Hu	$600,000	$600,000
Burke Norton	$575,000	$575,000
Frank van Veenendaal	$625,000	$625,000

The Compensation Committee also approved equity grants to the Named Executive Officers. Mr. Benioff received an option grant to purchase 375,000 shares of common stock at the fair market value on the grant date, subject to the Company’s standard vesting schedule. Messrs. Smith, Hu and Norton each received an option grant to purchase 52,700 shares of common stock at the fair market value on the grant date and 4,600 restricted stock units, subject in each case to the Company’s standard vesting schedule. Messrs. Harris and van Veenendaal each received an option grant to purchase 60,200 shares of common stock at the fair market value on the grant date and 5,300 restricted stock units, subject in each case to the Company’s standard vesting schedule. The equity awards were granted pursuant to the Company’s normal equity granting schedule on November 27, 2012 and follows the Company’s granting schedule for follow-on equity grants to executive officers.

Item 7.01 Regulation FD Disclosure.

Mr. Benioff adopted a seventh Rule 10b5-1 trading plan (the “Seventh Plan”) on September 27, 2012 to provide for the orderly open market selling of a portion of his shares of common stock of the Company that he plans to acquire upon the exercise of certain of his outstanding employee stock options, which are now vested and by their terms are due to expire beginning in 2013. The sales of common shares will be done in a manner intended to satisfy the provisions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended. Mr. Benioff has informed the Company that the sales under the Seventh Plan are being undertaken primarily in order to offset the exercise price and taxes related to his exercise of these outstanding options.

Under the Seventh Plan, up to 412,500 shares of common stock may be sold in open market transactions at current market prices on Mr. Benioff’s behalf at a rate of 137,500 shares per trading day. Sales pursuant to the Seventh Plan are expected to commence on December 26, 2012 and continue for three successive trading days. As of November 27, 2012, Mr. Benioff had beneficial ownership of 10,000,000 shares of common stock. Actual transactions will be reported through filings made with the Securities and Exchange Commission, as required.

While the Company has previously disclosed that Mr. Benioff and other of its officers and directors have implemented Rule 10b5-1 trading plans, the Company does not undertake to report on trading plans of its officers and directors, nor to report modifications, terminations, transactions or other activities under Mr. Benioff’s trading plans or the trading plans of any other officer or director, except as may be required by law.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 30, 2012	salesforce.com, inc.

/s/ Burke F. Norton
Burke F. Norton Executive Vice President and Chief Legal Officer